Conifer Holdings, Inc.

$10,000,000

12.5% Senior Secured Notes due September 30, 2028

SECOND AMENDED AND RESTATED NOTE PURCHASE AGREEMENT

Dated as of September 30, 2023

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TABLE OF CONTENTS

1.	AUTHORIZATION OF THE NOTES.	1
2.	SALE AND PURCHASE OF THE NOTES.	1
3.	CLOSING.	2
4.	CONDITIONS TO CLOSING.	2
4.1	Representations and Warranties.	2
4.2	Performance; No Default.	2
4.3	Compliance Certificates; Security.	2
4.4	Purchase Permitted By Applicable Law, etc.	3
4.5	Payment of Fees.	4
4.6	Opinion of Counsel.	4
4.7	Proceedings and Documents.	4
5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.	4
5.1	Organization; Power and Authority.	4
5.2	Authorization, etc.	4
5.3	Disclosure.	5
5.4	No Conflict.	5
5.5	Organization and Ownership of Shares of Subsidiaries; Affiliates.	5
5.6	Financial Statements; Material Liabilities.	6
5.7	Governmental Authorizations, etc.	6
5.8	Litigation; Observance of Agreements, Statutes and Orders.	7
5.9	Taxes.	7
5.10	Title to Property; Leases.	7
5.11	Intellectual Property.	8
5.12	Private Offering by the Company.	8
5.13	ERISA.	8
5.14	Use of Proceeds; Margin Regulations.	8
5.15	Existing Indebtedness; Future Liens.	9
5.16	Investment Company Act.	9
5.17	Solvency.	9
5.18	Foreign Assets Control Regulations, Etc.	9
6.	REPRESENTATIONS OF THE PURCHASER.	10
6.1	Purchase for Investment.	10
6.2	Tax Matters.	10

i

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7.	INFORMATION AS TO COMPANY.	11
7.1	Financial and Business Information.	11
7.2	Officer’s Certificate.	12
7.3	Inspection.	12
8.	PREPAYMENT OF NOTES.	13
8.1	Optional Prepayments with Call Premium.	13
8.2	Surrender, etc.	14
9.	AFFIRMATIVE COVENANTS.	15
9.1	Compliance with Law.	15
9.2	Insurance.	15
9.3	Payment of Taxes and Claims.	15
9.4	Corporate Existence, etc.	15
9.5	[Reserved].	16
9.6	ERISA.	16
10.	NEGATIVE COVENANTS.	16
10.1	Merger, Consolidation, Disposition of Assets, etc.	16
10.2	Indebtedness.	17
10.3	Acquisitions.	18
10.4	Restricted Payments.	18
10.5	Sale-Leaseback Transactions.	18
10.6	Change in Existing Investment Policies.	18
10.7	Restriction on Guarantees.	18
10.8	Economic Sanctions, etc.	19
11.	FINANCIAL COVENANTS.	19
11.1	Tangible Net Worth.	19
11.2	Fixed Charge Coverage Ratio.	19
11.3	Dividend Paying Capacity.	19
11.4	Reinsurance Retentions.	19
11.5	Risk-Based Capital.	19
11.6	Consolidated Debt to Capital.	19
12.	EVENTS OF DEFAULT.	20
13.	REMEDIES ON DEFAULT.	21
13.1	Acceleration.	21
13.2	Other Remedies.	22

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13.3	Rescission.	22
13.4	No Waivers or Election of Remedies, Expenses, etc.	23
14.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.	23
14.1	Registration of Notes.	23
14.2	Transfer and Exchange of Notes.	23
14.3	Replacement of Notes.	24
15.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.	24
16.	PAYMENTS ON THE NOTES.	24
16.1	Place of Payment.	24
16.2	Principal.	24
16.3	Mandatory Prepayments.	24
16.4	Interest.	25
16.5	[Reserved].	25
17.	COLLATERAL.	25
17.1	Grant of Security Interest.	25
17.2	Authorization to File Financing Statements	26
17.3	Perfection; Further Assurances; Security-Related Covenants	26
18.	EXPENSES, ETC.	26
18.1	Transaction Expenses.	26
18.2	Certain Taxes.	27
18.3	Other Taxes.	28
18.4	Tax Treatment.	28
18.5	Survival.	28
19.	AMENDMENT AND WAIVER.	28
19.1	Requirements.	28
19.2	Binding Effect, etc.	28
20.	NOTICES.	28
21.	CONFIDENTIAL INFORMATION.	29
22.	MISCELLANEOUS.	30
22.1	Successors and Assigns.	30

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22.2	Accounting Terms.	30
22.3	Payments Due on Non-Business Days.	30
22.4	Severability.	30
22.5	Construction.	31
22.6	Counterparts.	31
22.7	Governing Law.	31
22.8	Jurisdiction and Process; Waiver of Jury Trial.	31
22.9	No Recourse Against Others.	32

SCHEDULE 1	--	Information Relating to Purchasers
SCHEDULE 2	--	Defined Terms
SCHEDULE 5.3	--	Disclosure Documents
SCHEDULE 5.5	--	Subsidiaries, Affiliates, Directors and Officers of the Company
SCHEDULE 5.6	--	Financial Statements
SCHEDULE 5.15	--	Permitted Liens
SCHEDULE 10.2	--	Existing Indebtedness
SCHEDULE 17	--	Collateral
Exhibit A		Form of Note
EXHIBIT B	--	Form of Collateral Information Certificate
EXHIBIT C	--	Premium Amount Calculations

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Conifer Holdings, Inc.

550 West Merrill Street, Suite 200

Birmingham, MI 48009

12.5% Subordinated Notes due September 30, 2028

As of September 30, 2023

TO EACH OF THE PURCHASERS LISTED IN

THE ATTACHED SCHEDULE 1:

Ladies and Gentlemen:

Conifer Holdings, Inc., a Michigan corporation (the “Company”), agrees with each of the Purchasers to amend and restate the Amended and Restated Note Purchase Agreement dated as of September 25, 2018, as amended by the First Amendment dated as of December 13, 2018, the Second Amendment dated as of June 21, 2019 and Third Amendment dated May 9, 2022 (as so amended and as otherwise amended, restated, supplemented or modified prior to the date hereof, the “Existing Note Purchase Agreement”), as follows:

1. AUTHORIZATION OF THE NOTES.

(a) The Company issued and sold to Elanus Capital Investments Master SP Series 3 (“Elanus”) $10,500,000 aggregate principal amount of its 7.5/12.5% Subordinated Notes due September 30, 2038 (the “Existing Notes”) pursuant to the Existing Note Purchase Agreement.

(b) On the Closing Date, the Company will redeem $500,000 (the “Prepayment Amount”) principal amount of the Existing Notes with Elanus waiving all rights to receive any prepayment premium related to such prepayment pursuant to Section 8.1 of the Existing Note Purchase Agreement.

(c) As of the date hereof, the Company will authorize the issue and sale of $10,000,000 aggregate principal amount of its 12.5% Senior Secured Notes due September 30, 2028 (the “Notes”), which will, in addition to the Prepayment Amount, be deemed issued in exchange for the outstanding Existing Notes. Each Note shall be substantially in the form set out in Exhibit A, with such changes therefrom, if any, as may be approved by each Purchaser and the Company. Certain capitalized terms used in this Agreement are defined in Schedule 2; references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

2. SALE AND PURCHASE OF THE NOTES.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, as of the Closing provided

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for in Section 3, each Note in the principal amount specified opposite each Purchaser’s name in Schedule 1 at the purchase price of 100% of the principal amount thereof.

3. CLOSING.

The sale and purchase of each Note to be purchased by each Purchaser shall occur at the offices of the Company, 3001 West Big Beaver, Suite 200, Troy, Michigan 48084, at 2:00 p.m., Eastern Standard Time, as of a closing (the “Closing”) on September 29, 2023 (the “Closing Date”), or on such other Business Day thereafter as may be agreed upon by the Company and each Purchaser. As of the Closing, the Company will deliver to each Purchaser a Note and its pro rata share of the Prepayment Amount. Upon each Purchaser’s receipt of the Notes and Prepayment Amount, such Purchaser will return to the Company the Existing Notes in its possession for cancellation by the Company. If at the Closing the Company shall fail to tender a Note to a Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to each Purchaser’s satisfaction, each Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights it may have by reason of such failure by the Company to tender such Note or any of the conditions specified in Section 4 not having been fulfilled to its satisfaction.

4. CONDITIONS TO CLOSING.

Each Purchaser’s obligation to purchase and pay for a Note to be sold to such Purchaser as of the Closing is subject to the fulfillment to its satisfaction, prior to or as of the Closing, of the following conditions:

4.1 Representations and Warranties.

The representations and warranties of the Company in this Agreement shall be correct when made and as of the time of the Closing.

4.2 Performance; No Default.

(a) Elanus shall have received the Prepayment Amount from the Company in connection with the redemption of the Existing Notes; and

(b) the Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or as of the Closing and after giving effect to the issue and sale of each Note (and the application of the proceeds thereof) no Default or Event of Default shall have occurred and be continuing.

4.3 Compliance Certificates; Security.

(a) Officer’s Certificate. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated as of the Closing, certifying that the conditions specified in Sections 4.1 and 4.2 have been fulfilled.

(b) Secretary’s Certificate. The Company shall have delivered to such Purchaser a certificate certifying as to the resolutions attached thereto and other corporate proceedings

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relating to the authorization, execution and delivery of each Note and the Agreements and the Company’s organizational documents as then in effect.

(c) Covenant Compliance Certificate. The Company shall have delivered to such Purchaser a covenant compliance certificate certifying that as of the Closing Date, the Company is in pro forma compliance with the financial covenants set forth in Section 11 hereof.

(d) Solvency Certificate. The Company shall have delivered to such Purchaser a solvency certificate signed by the chief executive officer or the chief financial officer of the Company as to the solvency of the Company as of the Closing Date and immediately after giving effect to the transactions contemplated hereby.

(e) Security. The Company shall have delivered to such Purchaser each collateral document and deliverable contemplated by Section 17 as required to be executed on the Closing Date, in each case duly executed and delivered by an authorized officer of the Company, and all documents and instruments required by law or reasonably requested by the Purchasers to be delivered, filed, registered or recorded in order to create and perfect the Liens on the Collateral intended to be created hereby, including but not limited to:

(i) all UCC financing statements in proper form for filing in the applicable filing offices; and

(ii) evidence satisfactory to the Purchasers that the Liens created by or pursuant to, or purported to be created by or pursuant to, the terms hereof have been duly created and perfected in favor of the Purchasers as a valid and enforceable first priority Lien in all the Collateral, in each case free and clear of all other Liens except for Permitted Liens.

(f) Lien Searches. Results of searches or other evidence reasonably satisfactory to the Purchasers (in each case dated as of a date reasonably satisfactory to the Purchasers) indicating the absence of Liens on the assets of the Company and its Subsidiaries, except for Permitted Liens for which termination statements and releases, satisfactions and discharges of any mortgages, and releases or subordination agreements reasonably satisfactory to the Holders are being tendered concurrently with the sale and purchase of the Notes, and that arrangements reasonably satisfactory to the Holders for the delivery of such termination statements and releases, satisfactions and discharges have been made.

4.4 Purchase Permitted By Applicable Law, etc.

As of the date of the Closing such Purchaser’s purchase of a Note shall (i) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, (ii) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (iii) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect as of the date hereof.

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4.5 Payment of Fees.

(a) The Company shall have paid a structuring fee to the Purchasers in the amount of $172,500 payable as follows: $43,125 payable on each of the Closing Date, December 31, 2023, March 31, 2024 and June 30, 2024.

(b) No later than October 9, 2023, the Company shall have paid the out-of-pocket and documented fees, charges and disbursements of such Purchaser, and its counsel, Clifford Chance US LLP in an aggregate amount not to exceed $300,000 (inclusive of the $172,500 restructuring fee payable under Section 4.5(a) hereof).

4.6 Opinion of Counsel.

Such Purchaser shall have received an opinion in form and substance satisfactory to such Purchaser from counsel for the Company, covering the matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request, including without limitation, the execution and delivery of this Agreement and performance of the Company’s obligations thereunder do not constitute a default under or result in a breach of the 2028 Senior Unsecured Notes.

4.7 Proceedings and Documents.

All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its counsel, and such Purchaser and its counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or its counsel may reasonably request.

4.8 Discharge of 2023 Senior Unsecured Notes; Other.

As of October 2, 2023, all of the Company's obligations under the 2023 Senior Unsecured Notes shall be discharged in full, and such other information, instruments, documents, agreements, certificates and opinions as the Purchasers may reasonably request.

5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to each Purchaser that:

5.1 Organization; Power and Authority.

The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or

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hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and each Note and to perform the provisions hereof and thereof.

5.2 Authorization, etc.

This Agreement and each Note have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3 Disclosure.

This Agreement, the financial statements listed in Schedule 5.6 and the documents, certificates or other writings delivered to such Purchaser by or on behalf of the Company prior to the Closing Date in connection with the transactions contemplated hereby and identified in Schedule 5.3 (this Agreement and such documents, certificates or other writings and such financial statements delivered to such Purchaser being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents, since June 30, 2023 there has been no change in the financial condition, operations, business, properties or prospects of the Company or any Subsidiary except changes described in the Form 10-Q filed with the Securities and Exchange Commission on August 9, 2023, that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein, in the Disclosure Documents.

5.4 No Conflict.

The execution, delivery and performance by the Company of this Agreement and each Note will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien (except as contemplated hereby) in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary, (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of 2028 Senior Unsecured Notes.

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5.5 Organization and Ownership of Shares of Subsidiaries; Affiliates.

(a) Schedule 5.5 contains complete and correct lists (i) of the Company’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary, (ii) of the Company’s Affiliates, other than Subsidiaries, and (iii) of the Company’s directors and senior officers.

(b) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.5 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.5).

(c) Each Subsidiary identified in Schedule 5.5 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(d) No Subsidiary is a party to, or otherwise subject to any legal restriction or any agreement (other than this Agreement, the agreements listed on Schedule 5.5 and customary limitations imposed by corporate law statutes) restricting the ability of such Subsidiary to pay dividends out of profits (subject to standard insurance regulations) or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

5.6 Financial Statements; Material Liabilities.

The Company has delivered to the holder of each Note copies of the financial statements of the Company and its Subsidiaries listed on Schedule 5.6. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). The Company and its Subsidiaries do not have any Material liabilities that are not disclosed in the Disclosure Documents or permitted under Section 10.2 hereof.

5.7 Governmental Authorizations, etc.

Each of the Company and its Subsidiaries holds all necessary permits, approvals, authorizations, orders, licenses, consents, registrations, qualifications, certificates and permits including, without limitation, insurance licenses from the insurance departments of the various

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states and jurisdictions where the Insurance Subsidiaries write insurance business or otherwise conduct insurance or reinsurance business, (collectively, the “Insurance Licenses”) as the case may be, or as may be required by any applicable insurance statutes of such states or other jurisdictions of and from Governmental Authorities necessary to conduct their respective businesses as now being conducted, (collectively, including the Insurance Licenses, the “Governmental Licenses”) and neither the Company nor any of its Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental License, except where the failure to hold such Governmental Licenses or the receipt of an unfavorable decision, ruling or finding in respect of any such proceeding, would not, singly or in the aggregate, have a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except where the invalidity or the failure of such Governmental Licenses to be in full force and effect would not, singly or in the aggregate, have a Material Adverse Effect; and the Company and its Subsidiaries are in compliance with all applicable laws, rules, regulations, judgments, orders, decrees and consents, except where the failure to be in such compliance would not, singly or in the aggregate, have a Material Adverse Effect.

5.8 Litigation; Observance of Agreements, Statutes and Orders.

There are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Neither the Company nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority, which default or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.9 Taxes.

The Company and its Subsidiaries have filed all income and other material Tax returns that are required to have been filed in any jurisdiction, and have paid all Taxes relating to such returns and all other Taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such Taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP on the financial statements of the Company and its Subsidiaries listed on Schedule 5.6. The Company knows of no basis for any other tax or assessment that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of U.S. federal, state or other Taxes for all fiscal periods are adequate. All income Tax liabilities of the Company and its Subsidiaries have been paid for all fiscal years up to and including the fiscal year ended December 31, 2022 (and any fiscal periods thereafter through the date of this Agreement).

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5.10 Title to Property; Leases.

The Company and its Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, in each case free and clear of any Lien other than Permitted Liens. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

5.11 Intellectual Property.

(a) the Company and its Subsidiaries own or possess all licenses, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others;

(b) to the knowledge of the Company, no product of the Company or any of its Subsidiaries infringes in any material respect any license, patent, copyright, service mark, trademark, trade name or other right owned by any other Person; and

(c) to the knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any license, patent, copyright, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries.

5.12 Private Offering by the Company.

Neither the Company nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

5.13 ERISA.

Neither Company nor any ERISA Affiliate maintains or contributes or has any direct or indirect, actual or contingent liability, or has, at any time within the past six years, maintained, contributed to or had any direct or indirect, actual or contingent liability, with respect to any Plan. There was no unfunded past service liability of any pension plan maintained by the Company or an ERISA Affiliate as of the Closing Date, and there is no failure to satisfy the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, or any existing material liability with respect to any Plan owed to the PBGC or any successor thereto.

5.14 Use of Proceeds; Margin Regulations.

The Company is not engaged principally, or as one of its important activities, directly or indirectly, in the business of extending credit for the purpose of purchasing or carrying margin stock, and none of the proceeds of the Notes will be used, directly or indirectly, for the purpose of buying or carrying any “margin stock” within the meaning of, or otherwise for any purpose which would violate the provisions of, Regulation T, U or X of the Board of Governors of the Federal

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Reserve System. Terms for which meanings are provided in Regulation U of the Board of Governors of the Federal Reserve System or any regulations substituted therefor, as from time to time in effect, are used in this paragraph with such meanings.

5.15 Existing Indebtedness; Future Liens.

(a) Schedule 10.2 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of the Closing Date not otherwise described in Section 10.2. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b) Except as disclosed in Schedule 5.15 and for Permitted Liens, neither the Company nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien.

(c) Neither the Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such Subsidiary, any agreement relating thereto or any other agreement (including its charter or any other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company.

5.16 Investment Company Act.

Neither the Company nor any Subsidiary is an “investment company” within the meaning of the Investment Company Act of 1940.

5.17 Solvency.

As of the Closing Date and immediately after the consummation of the transactions to occur pursuant to this Agreement, the Company and its Subsidiaries will be, taken as a whole, Solvent.

5.18 Foreign Assets Control Regulations, Etc.

(a) Neither the Company nor any Controlled Entity (i) is a Blocked Person, (ii) has been notified that its name appears or may in the future appear on a State Sanctions List or (iii) is a target of sanctions that have been imposed by the United Nations or the European Union.

(b) Neither the Company nor any Controlled Entity (i) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (ii) to the Company’s knowledge, is under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.

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(c) No part of the proceeds from the sale of the Notes hereunder:

(i) constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person, (B) for any purpose that would cause any Purchaser to be in violation of any U.S. Economic Sanctions Laws or (C) otherwise in violation of any U.S. Economic Sanctions Laws;

(ii) will be used, directly or indirectly, in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Money Laundering Laws; or will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Corruption Laws.

(d) The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws and Anti- Corruption Laws.

6. REPRESENTATIONS OF THE PURCHASER.

6.1 Purchase for Investment.

Each Purchaser represents that it is purchasing each Note for its own account or for one or more separate accounts maintained by it or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of its or their property shall at all times be within its or their control. Each Purchaser understands that each Note has not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register any Note.

6.2 Tax Matters.

Each Purchaser represents that it and each of its beneficial owners is either: (1) a United States person (within the meaning of Section 7701(a)(30) of the Code), or (2) not a “bank” described in Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” that is related to the Company as described in Section 881(c)(3)(C) of the Code. Each Purchaser shall deliver to the Company on or prior to the date it acquires a Note and from time to time thereafter upon the reasonable request of the Company (or the expiration, obsolescence or material inaccuracy of any form previously delivered) an executed original of, as applicable, (a) Internal

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Revenue Service Form W-8BEN, W-8BEN-E, or other appropriate W-8, or (b) Internal Revenue Service Form W-9.

7. INFORMATION AS TO COMPANY.

7.1 Financial and Business Information.

The Company shall deliver to the holder of each Note:

(a) Quarterly Statements – as soon as available, but in any event not later than 60 days after the end of each fiscal quarter (excluding the fourth fiscal quarter of each fiscal year) commencing with the fiscal quarter ended September 29, 2023), (i) copies of the Company’s quarterly report filed on Form 10-Q promulgated under the Securities Exchange Act of 1934 prepared in compliance with the requirements therefor and filed or required to be filed with the Securities and Exchange Commission and (ii) a copy of each Insurance Subsidiary’s financial statements for such fiscal quarter, including a balance sheet as of the end of such fiscal quarter and the related statements of income and retained earnings for such fiscal quarter, each prepared in accordance with SAP and certified by an officer of the applicable Insurance Subsidiary;

(b) Annual Statements – as soon as available, but in any event not later than 100 days after and as of the end of each fiscal year of the Company (i) a copy of the Company’s annual report on Form 10-K promulgated under the Securities Exchange Act of 1934 for such fiscal year prepared in accordance with the requirements therefor and filed or required to be filed with the Securities and Exchange Commission and (ii) a copy of each Insurance Subsidiary’s financial statements for such fiscal year, including a balance sheet as of the end of such fiscal year and the related statements of income and retained earnings for such fiscal year, each prepared in accordance with SAP (commonly referred to as the “Yellow Book” statements) and certified by an officer of the applicable Insurance Subsidiary;

(c) SEC and Other Reports -- promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary (x) to any holders of Senior Debt or any Indebtedness incurred pursuant to Section 10.2(c) hereunder or (y) to its public securities holders generally, (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the Securities and Exchange Commission and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material and (iii) all significant reports and financial statements related to Company and/or any of its Subsidiaries filed with any Regulatory Agency;

(d) Notice of Default or Event of Default -- promptly, and in any event within five (5) Business Days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 12(g), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

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(e) Proceedings – promptly, and in any event within five (5) Business Days of receipt thereof, copies of any notice of the commencement of (i) any action, suit or proceeding against or affecting the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority relating to any license or licenses of any Insurance Subsidiaries (representing singularly or in the aggregate 10% or more of gross written premiums of the Company and its Subsidiaries) that may be revoked, not renewed or otherwise impaired, or (ii) any other action, suit or proceeding that would reasonably be expected to have a Material Adverse Effect.

(f) Notices from Governmental Authority -- promptly, and in any event within five (5) Business Days of receipt thereof, copies of (i) any notice to the Company or any Subsidiary from an Insurance Regulatory Authority to the effect that any license or licenses of any Insurance Subsidiaries (representing singularly or in the aggregate 10% or more of gross written premiums of the Company and its Subsidiaries) will be revoked, not renewed or otherwise impaired, or (ii) any other notice from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that would reasonably be expected to have a Material Adverse Effect; and

(g) Requested Information -- with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under each Note as from time to time may be reasonably requested by any such holder of a Note.

7.2 Officer’s Certificate.

Each set of financial statements delivered to the holder of a Note pursuant to Section 7.1(a) or Section 7.1(b) hereof shall be accompanied by a certificate of a Senior Financial Officer setting forth:

(a) Covenant Compliance -- the information (including detailed calculations) required in order to establish whether the Company was in compliance with the covenants set forth in Section 11 hereof, inclusive, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

(b) Event of Default -- a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

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7.3 Inspection.

The Company shall permit the representatives of the holder of a Note:

(a) No Default -- if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to examine all of its books of account, records, reports and other papers, and to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

(b) Default -- if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

8. PREPAYMENT OF NOTES.

8.1 Optional Prepayments with Call Premium.

(a) On the Closing Date, the Company shall prepay $500,000 principal amount of the Existing Notes without paying any penalty or call premium. On the last day of any calendar quarter ending after the Closing Date, the Company may, at its option, upon notice as provided in clause (b) below, pay all or a portion of the Notes, including principal and accrued but unpaid interest accrued to but excluding the date of payment, subject to the Company’s payment of a call premium equal to the Premium Amount. The Premium Amount payable shall be adjusted ratably for any partial payments of the Notes, calculated as the amount of the applicable principal payment, divided by the aggregate principal amount of the Notes outstanding and multiplied by the Premium Amount. For avoidance of doubt, payments made pursuant to Section 16.2 hereof, including the final payment due upon the Maturity Date, are not subject to the foregoing premium.

Notwithstanding anything to the contrary herein (but subject to the immediately preceding sentence), any repayment, prepayment or redemption of the Notes made after the Closing Date, in each case whether or not as a result of any Event of Default, any voluntary, involuntary or automatic acceleration of the Notes and/or the exercise of remedies by any holder of a Note, shall be at 100% of the principal amount outstanding, plus accrued but unpaid interest to but excluding the date of repayment, prepayment or redemption, subject to the Company’s payment of the call premium as set forth above, if applicable.

Any Premium Amount payable in accordance with the terms hereof shall be presumed to be equal to the liquidated damages sustained by the holders of the Notes as the result of the occurrence of any event triggering the repurchase, redemption or other payment of the Notes and such Premium

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Amount and the Company agrees that it is reasonable under the circumstances currently existing. The parties hereto acknowledge that the Premium Amount shall survive acceleration of the obligations hereunder and/or the occurrence of any insolvency proceeding, and shall upon such occurrences automatically accrue to the principal amount of the Notes and shall constitute part of the obligations hereunder for all purposes herein. If the Notes are accelerated for any reason pursuant to the terms herein, the Premium Amount shall be calculated as if the date of acceleration of the Notes was the date of payment of the Notes (and, for the avoidance of doubt, such Premium Amount shall be included in connection with any repayment of the Notes with the proceeds of any post-acceleration dispositions). THE COMPANY EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE PREMIUM AMOUNT IN CONNECTION WITH ANY REPURCHASE, REDEMPTION, OTHER PAYMENT OR ACCELERATION. The Company expressly agrees that: (A) the Premium Amount is reasonable and is the product of an arm’s-length transaction between sophisticated businesspeople, ably represented by counsel; (B) the Premium Amount shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Purchasers and the Company giving specific consideration in this transaction for such agreement to pay the Premium Amount; (D) the Premium Amount shall also be payable in the event the obligations hereunder are reinstated pursuant to Section 1124 of the Bankruptcy Code; (E) if the Premium Amount becomes due and payable pursuant to this Agreement, the Premium Amount shall be deemed to be principal of the Notes and obligation under this Agreement and interest shall accrue on the full principal amount of the Notes (including the Premium Amount) from and after the applicable triggering event; (F) in the event that the Premium Amount is determined not to be due and payable by order of any court of competent jurisdiction, including, without limitation, by operation of the Bankruptcy Code, despite such a triggering event having occurred, the Premium Amount shall nonetheless constitute obligations under this Agreement for all purposes hereunder; (G) the Premium Amount shall not constitute unmatured interest, a penalty or an otherwise unenforceable or invalid obligation; (H) the Company shall be estopped hereafter from claiming differently than as agreed to in this paragraph; (I) its agreement to pay the Premium Amount is a material inducement to the Purchasers to purchase the Notes; and (J) the Premium Amount represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Purchasers and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Purchasers or profits lost by the Purchasers as a result of such event triggering payment of the Premium Amount.

(b) The Company will give the holder of a Note written notice of each optional prepayment under this Section 8.1 not less than 30 days prior to the date fixed for such prepayment under Section 8.1(a). Each such notice shall specify such date and the aggregate principal amount of the Notes outstanding and to be prepaid on such date, and the interest (and premium) to be paid on the prepayment date with respect to such principal (and premium) amount being prepaid. Prepayment notice provided by the Company does not accelerate the Company’s obligation to pay any portion of the Notes and any such prepayment notice may be conditioned upon the completion of any financing for such prepayment. From and after the date fixed for such prepayment, unless the Company shall fail to pay such principal amount when so due and payable, interest on such principal amount shall cease to accrue.

8.2 Surrender, etc.

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Upon payment or prepayment of each Note in full, such Note shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount.

9. AFFIRMATIVE COVENANTS.

The Company covenants that so long as the Notes are outstanding:

9.1 Compliance with Law.

The Company will and will cause each of its Subsidiaries to comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.2 Insurance.

The Company will and will cause each of its Subsidiaries to maintain, with financially sound and reputable insurers, insurance with respect to their respective proper- ties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

9.3 Payment of Taxes and Claims.

The Company will and will cause each of its Subsidiaries to file all income and other material Tax returns required to be filed in any jurisdiction and to pay and discharge all Taxes relating to such returns and all other Taxes imposed on them or any of their properties, assets, income or franchises, to the extent such Taxes have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need pay any such Tax if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the nonpayment of all such Taxes in the aggregate would not reasonably be expected to have a Material Adverse Effect.

9.4 Corporate Existence, etc.

The Company will at all times preserve and keep in full force and effect its corporate existence. Except as otherwise permitted in this Agreement, the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged

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into the Company or a Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, have a Material Ad- verse Effect.

9.5 [Reserved].

9.6 ERISA.

None of the Company nor any of its ERISA Affiliates shall maintain, contribute to or have any actual or contingent, direct or indirect obligation to maintain or contribute to, any employee benefit plan that is subject to Title I or Title IV of ERISA or section 4975 of the Code.

9.7 UCC-3 Termination.

Within five (5) days of the Closing Date, the Company shall send Comerica Bank an authenticated demand to file a UCC-3 termination statement with respect to the UCC-1 financing statement with original filing number 2010068106-7 filed with the Michigan Department of State.

10. NEGATIVE COVENANTS.

The Company covenants that so long as the Notes are outstanding:

10.1 Merger, Consolidation, Disposition of Assets, etc.

The Company shall not consolidate with or merge with any other Person, liquidate, wind-up or dissolve itself, or convey, dispose, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person, outside the ordinary course of its business, unless:

(a) the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, disposition, transfer or lease all or substantially all of the assets of the Company as an entirety, as the case may be, shall be a solvent corporation organized and existing under the laws of the United States or any State thereof (including the District of Columbia), and, if the Company is not such corporation, (i) such corporation shall have executed and delivered to each holder of any Note its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and each Note and (ii) shall have caused to be delivered to the Required Holders an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof;

(b) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(c) immediately after giving pro forma effect to such transaction, the successor, survivor or transferee Person shall be in compliance with the financial covenants set forth in Section 11 hereof;

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(d) the successor, survivor or transferee Person and its Subsidiaries shall be engaged primarily in the business engaged in by the Company and its Subsidiaries as of the Closing Date; and

(e) contemporaneously with the closing of such transaction, the Company shall have delivered to the holder of each Note an officers’ certificate stating that such transaction and the requirements of this Section 10.1 have been satisfied.

No such transaction or conveyance, disposition, transfer or lease of all or substantially all of the assets of the Company shall have the effect of releasing the Company or any successor corporation that shall theretofore have become such in the manner prescribed in this Section 10.1 from its liability under this Agreement or the Notes.

10.2 Indebtedness.

The Company will not, and will not permit its Subsidiaries to, become or remain obligated for any Indebtedness, except:

(a) Indebtedness to each holder of a Note;

(b) Indebtedness of the Company under Capital Leases or to pay the deferred purchase price for office machinery in existence as of the Closing Date not to exceed in the aggregate $100,000;

(c) Indebtedness of the Company arising under (i) the 2023 Senior Unsecured Notes and the 2028 Senior Unsecured Notes as in effect on the date hereof and not to exceed the aggregate amount of $37,0000,000 from the Closing Date solely through October 2, 2023, and (ii) the 2028 Senior Unsecured Notes as in effect on the date hereof and not to exceed the aggregate amount of $24,000,000 from October 2, 2023 and thereafter;

(d) Indebtedness existing as of the Closing Date and listed on Schedule 10.2;

(e) Indebtedness (including purchase money indebtedness) incurred in connection with the acquisition, construction or improvement of fixed or capital assets (whether pursuant to a loan or a Capital Lease) in an aggregate amount not exceeding $1,000,000 during any single fiscal year of the Company and $3,000,000 in the aggregate during the term of this Agreement at any time outstanding, and any renewals or refinancing of such Indebtedness, on substantially the same terms or terms that are not more burdensome on the Company as in effect on the date of incurrence of such Indebtedness and otherwise in compliance with this Agreement, provided that no Default or Event of Default has occurred and is continuing, both before and after giving effect to the incurrence, renewal or refinancing thereof; provided, further, that the principal amount of such renewed or refinanced Indebtedness shall not exceed the principal amount of the Indebtedness so renewed or refinanced and shall in no event exceed the caps set forth above;

(f) Guaranty Obligations to the extent permitted under Section 10.7;

(g) Indebtedness incurred in the ordinary course of business with respect to surety and appeal bonds, performance and return-of-money bonds and other similar obligations or to or

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for the benefit of any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, all in the ordinary course of business in accordance with customary industry practices, in amounts and for the purposes customary in the Company’s industry;

(h) additional unsecured Indebtedness of the Company and its Subsidiaries not otherwise described above, not in excess of $1,500,000 in aggregate principal amount at any one time outstanding, provided that no Default or Event of Default shall have occurred and be continuing at the time of incurring such Indebtedness or shall result from the incurrence of such Indebtedness; and

(i) Loans from the Federal Home Loan Bank of Indiana issued or created for the account of the Insurance Subsidiaries.

10.3 Acquisitions.

The Company shall not, and shall cause its Subsidiaries to not, purchase or otherwise acquire, or become obligated for the purchase of all or substantially all of the assets or business interests of any Person, firm or corporation or any shares of stock of any corporation, trusteeship or association or in any other manner effectuate or attempt to effectuate an expansion of present business by acquisition with a purchase price or consideration in excess of $10,000,000; provided, further, that, immediately before and after giving effect to such transaction, (a) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (b) the Company shall be in pro forma compliance with the financial covenants set forth in Section 11 hereof.

10.4 Restricted Payments.

Without the prior written consent of the Required Holders, the Company shall not (i) declare or pay any dividends or make any other distribution upon its equity, (ii) pay any management or similar fees to any Affiliates or any holder of equity interests in the Company, or (iii) prepay any Indebtedness incurred under Section 10.2(h) or any Indebtedness that is subordinated to the Notes or otherwise prepay any Indebtedness outside of the ordinary course of business.

10.5 Sale-Leaseback Transactions.

The Company will not, and will not permit its Subsidiaries to, engage in a sale leaseback, synthetic lease or similar transaction involving any of its assets, in excess of $1,500,000 in the aggregate at any time through the Maturity Date.

10.6 Change in Existing Investment Policies.

The Company will not, and will not permit its Subsidiaries to, permit or suffer any material adverse change in its investment policies with respect to cash and marketable securities that would have a Material Adverse Effect on the Company or its Subsidiaries.

10.7 Restriction on Guarantees.

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The Company will not, and will not permit its Subsidiaries to, enter into any Guaranty of any Indebtedness of any other Person, except (i) by endorsement for deposit in the ordinary course of business, (ii) guarantees of Indebtedness otherwise permitted pursuant to Section 10.2, (iii) the Company’s guaranty of the Surplus Note dated July 15, 2018, between Conifer Insurance Company and White Pine Insurance Company (two wholly owned subsidiaries of the Company), (iv) any guarantees required by regulatory authorities, and (v) guarantees of Indebtedness of other Persons (including joint ventures) to the extent such indebtedness is permitted hereunder.

10.8 Economic Sanctions, etc.

The Company will not, and will not permit any Controlled Entity to (a) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or (b) directly or indirectly have any investment in or engage in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any holder or any affiliate of such holder to be in violation of, or subject to sanctions under, any law or regulation applicable to such holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions Laws.

10.9 Amendments to Material Contracts.

The Company will not amend, supplement, waive or otherwise modify the 2028 Senior Unsecured Notes or any other material Indebtedness for borrowed money, in each case, in any manner that would be adverse in any material respect to the Holders, including without limitation, any changes to the 2028 Senior Unsecured Notes or any other material Indebtedness for borrowed money in respect of the principal amount or economic terms, time of payment, or any other provisions that would have the effect of prohibiting or impairing the payment of the Notes, in each case, without the prior written consent of the Required Holders.

11. FINANCIAL COVENANTS.

The Company covenants that so long as the Notes are outstanding it will, and will to the extent applicable cause its Subsidiaries to:

11.1 Tangible Net Worth.

Maintain as of the end of each fiscal quarter of the Company a Tangible Net Worth of not less than $25,000,000 for the measurement periods of September 30, 2023 through September 30, 2024, and $30,000,000 thereafter, beginning on December 31, 2024.

11.2 Fixed Charge Coverage Ratio.

Maintain as of the end of each fiscal quarter of the Company a Fixed Charge Coverage Ratio of not less than 1.25 to 1.0.

11.3 Dividend Paying Capacity.

Not permit the Dividend Paying Capacity of any Insurance Subsidiary for any fiscal year to be less than $1,000,000. This Section does not apply to Red Cedar Insurance Company.

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11.4 Reinsurance Retentions.

Not permit reinsurance contracts to have a greater retention (or deductible) than those in place as of July 1, 2017.

11.5 Risk-Based Capital.

Not permit “total adjusted capital” (within the meaning of the Risk-Based Capital for Insurers Model Act as promulgated by the NAIC as of the date of this Agreement (the “Model Act”)) of any of its Insurance Subsidiaries as of the last day of each fiscal year for the fiscal year ending December 31, 2023 to be less than 275% and for each fiscal year ending thereafter to be less than 300% of the applicable “authorized control level of risk-based capital” (within the meaning of the Model Act) for such Insurance Subsidiary. This Section does not apply to Red Cedar Insurance Company.

11.6 Consolidated Debt to Capital.

Not permit the ratio of the total Consolidated Indebtedness (excluding from the calculation of Consolidated Indebtedness any loans from the Federal Home Loan Bank of Indiana the proceeds of which were used solely to make investments and Indebtedness under Hedging Contracts related to such Indebtedness) to the Total Capital to exceed 0.55 to 1.00. For purposes of the foregoing calculation, solely with respect to any revolving credit facility of the Company permitted to be incurred hereunder, only amounts drawn or otherwise outstanding thereunder shall be considered Indebtedness.

12. EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) the Company defaults in the payment of any principal (or premium, as applicable) on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b) the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

(c) the Company defaults in the performance of or compliance with any term contained in Section 7.1(d), (e) or (f), Section 9.4, Section 9.5, Section 10 or Section 11; or

(d) the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b) and (c) of this Section 12) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from the holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this paragraph (d) of Section 12); or

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(e) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

(f) (i) the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $1,500,000 beyond any period of grace provided with respect thereto, or (ii) the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $1,500,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests) the Company or any Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $1,500,000 (or its equivalent in the relevant currency of payment); or

(g) the Company or any Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing of a petition against it for relief or reorganization or rehabilitation, conservation, supervision, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, rehabilitation, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(h) a court of competent jurisdiction or Governmental Authority enters an order appointing, without consent by the Company or any of its Subsidiaries, a custodian, receiver, rehabilitator, supervisor, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization, rehabilitation, conservation, supervision, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up, rehabilitation, liquidation or any similar relief of or with respect to the Company or any of its Subsidiaries, or any such petition shall be filed against the Company or any of its Subsidiaries and such petition shall not be dismissed within 60 days; or

(i) a final order, orders, judgment or judgments for the payment of money aggregating in excess of $1,000,000 are rendered against one or more of the Company and its

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Subsidiaries and which judgments are not, within 30 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 30 days after the expiration of such stay;

(j) if any of the Insurance Subsidiaries shall be prohibited by any Regulatory Agency from issuing new insurance policies in any jurisdiction and such prohibition shall have a Material Adverse Effect on such Insurance Subsidiary’s business; or

(k) if the operation of the Company or any of its Subsidiaries shall become subject to the control of any Regulatory Agency, other than in the normal course of business.

13. REMEDIES ON DEFAULT.

13.1 Acceleration.

(a) If an Event of Default with respect to the Company described in paragraph (g) or (h) of Section 12 (other than an Event of Default described in clause (i) of paragraph (g) or described in clause (vi) of paragraph (g) by virtue of the fact that such clause encompasses clause (i) of paragraph (g)) has occurred, the Notes then outstanding shall automatically become immediately due and payable.

(b) If any other Event of Default has occurred and is continuing, the Required Holders, by notice, may declare the Notes to be immediately due and payable.

Upon the Notes becoming due and payable under this Section 13.1, whether automatically or by declaration, the Notes will forthwith mature and the entire unpaid principal amount of the Notes, including any applicable premium, plus all accrued and unpaid interest thereon (including interest accrued thereon at the Default Rate), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived; provided, that for the avoidance of doubt, the amounts contemplated by Section 8.1(a) shall be payable in each case whether or not any payment, prepayment or redemption of the Notes is as a result of any Event of Default, any voluntary, involuntary or automatic acceleration of the Notes and/or the exercise of remedies by any holder thereof; provided, further, such contemplated amount payable shall be presumed to be liquidated damages sustained by each holder of a Note as the result of the early payment and termination and the Company agrees that it is reasonable under the circumstances.

13.2 Other Remedies.

If any Default or Event of Default has occurred and is continuing, and irrespective of whether the Notes has become or have been declared immediately due and payable under Section 13.1, each holder of a Note at the time outstanding may (a) proceed to protect and enforce the rights of the holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise, (b) in their discretion require the Company to assemble all or any part of the Collateral at such location or locations within the jurisdiction(s) of the Company's principal office(s) or at such other locations as the Purchasers may reasonably designate, (c) exercise in respect of the Collateral, in addition to all other rights and remedies

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provided for herein or otherwise available to it, all rights of voting, exercise and conversion with respect to the Collateral and all of the rights and remedies of a secured party upon default under the UCC at that time (whether or not applicable to the affected Collateral) and may also, without obligation to resort to other security, at any time and from time to time sell, resell, assign and deliver, in its sole discretion, all or any of the Collateral, in one or more parcels at the same or different times, and all rights, title and interest, claim and demand therein and right of redemption thereof, on any securities exchange on which any Collateral may be listed, or at public or private sale, for cash, upon credit or for future delivery, and in connection therewith such holder may grant options.

13.3 Rescission.

At any time after any Note has been declared due and payable pursuant to Section 13.1, the holder of such Note then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences (and such rescission and annulment shall be deemed to occur if such action is approved by the Required Holders) if (a) the Company has paid all overdue interest on such Note and all principal (and premium, as applicable) on such Note that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal (and premium, as applicable) and (to the extent permitted by applicable law) any overdue interest in respect of such Note, at the Default Rate, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 19, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to such Note. No rescission and annulment under this Section 13.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

13.4 No Waivers or Election of Remedies, Expenses, etc.

No course of dealing and no delay on the part of the holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon the holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. The Company will pay to the holder of any Note on demand such further amount as shall be sufficient to cover all costs and expenses of the holder incurred in any enforcement or collection under this Section 13, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

14. REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

14.1 Registration of Notes.

The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. If any holder of one or more Notes is a nominee, then (a) the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and holder thereof and (b) at any such beneficial owner’s option, either such beneficial

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owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

14.2 Transfer and Exchange of Notes.

Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 14.1), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within 10 Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit A. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.1.

14.3 Replacement of Notes.

Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 14.1) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

15. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and each Note, the purchase and the payment of any Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and each Note embodies the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

16. PAYMENTS ON THE NOTES.

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16.1 Place of Payment.

Subject to Section 16.2 and the Schedules hereto, payments of principal and interest becoming due and payable on each Note shall be made by the Company to each Purchaser or holder of a Note as set forth on Schedule 1 hereto or otherwise designated by such Purchaser or holder in writing.

16.2 Principal.

The Company shall make principal payments of $250,000 commencing on December 31, 2023 and continuing each March 31, June 30, September 30, and December 31 thereafter until the Maturity Date. All unpaid principal will be due and payable on the Maturity Date. The foregoing principal payments, including the full and final payment due on the Maturity Date, are not subject to the premium set forth in Section 8.1.

16.3 Mandatory Prepayments.

Not later than three (3) Business Days following the date of receipt by the Company or any of its Subsidiaries of any cash or cash equivalent payments or proceeds received by the Company or any of its Subsidiaries in connection with (i) the sale or disposition of any asset (other than sales in the ordinary course of business and consistent with past practice) or (ii) a casualty or condemnation event, the Company shall prepay the Notes in an aggregate amount equal to the Aggregate Net Cash Proceeds, which such payment shall not exceed the amount of the outstanding obligations under the Note, plus the Premium Amount and all other outstanding amounts due and payable under the Notes and this Agreement. The Premium Amount payable shall be adjusted ratably for any partial payments of the Notes, calculated as the amount of the applicable principal payment, divided by the aggregate principal amount of the Notes outstanding and multiplied by the Premium Amount.

To the extent an asset is sold within one of the Company’s Insurance Subsidiaries, the Company will use its best efforts to obtain approval from the applicable Insurance Regulatory Authority to upstream the proceeds to the Company via a cash dividend or other means; provided, that to the extent such approvals are not needed or are obtained, the Company shall promptly cause the prepayments required by this Section. The Company shall only be required to prepay the Notes under this Section with the proceeds of dispositions from Insurance Subsidiaries to the extent the Company receives the funds from such applicable Insurance Subsidiary not in contravention with applicable regulatory guidelines.

16.4 Interest.

Each Note shall bear interest on its principal amount at a rate of 12.5% per annum. Interest on each Note will be payable quarterly in arrears on the last Business Day of each March, June, September and December of each year (each such date, an “Interest Payment Date”), to the holder of each Note at the close of business on such day (whether or not a Business Day), as the case may be. Interest shall at all times be computed on the basis of a 360-day year consisting of twelve 30-day months.

16.5 [Reserved].

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17. COLLATERAL.

17.1 Grant of Security Interest.

As security for the prompt payment and performance of the Notes, the Company hereby pledges, assigns, transfers, delivers and grants to the Purchasers, the Holders, and any other holder of the Notes (and their successors and assigns), a continuing and unconditional security interest in and to and Lien on any and all property of the Company, of any kind or description, tangible or intangible, wheresoever located and whether now existing or hereafter arising or acquired (all of the same being hereinafter called the “Collateral”), including the following:

(a) all personal property and fixtures of every kind and nature, (b) all Accounts and all Goods; (c) all Chattel Paper, Instruments, Documents and General Intangibles (including, without limitation, all patents, patent applications, trademarks, trademark applications, trade names, trade secrets, goodwill, copyrights, copyright applications, registrations, licenses, software, franchises, customer lists, tax refund claims, claims against carriers and shippers, guarantee claims, contract rights, payment intangibles, security interests, security deposits and rights to indemnification); (d) all Inventory; (e) all Goods (other than Inventory), including, without limitation, Equipment, vehicles and Fixtures; (f) all Investment Property; (g) all Letter-of-Credit Rights; (h) Commercial Tort Claims, (i) all Supporting Obligations; (j) any other property of Company now or hereafter in the possession, custody or control of Purchasers or the Holders or any agent or any parent, affiliate or subsidiary of Purchaser or the Holders or any participant with Purchaser or the Holders in the Notes, for any purpose (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise) and (k) all additions and accessions to, substitutions for, and replacements, products and Proceeds of the foregoing property, including, without limitation, proceeds of all insurance policies insuring the foregoing property, and all of the Company’s books and records relating to any of the foregoing and to Company’s business; provided that the foregoing shall not include Excluded Property.

17.2 Authorization to File Financing Statements

The Company hereby irrevocably authorizes the Purchasers or any Holder at any time and from time to time to file in any jurisdiction in which the UCC has been adopted any initial financing statements and amendments thereto that (a) indicate the Collateral as all assets of the Company or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC or such jurisdiction and (b) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any initial financing statement or amendment, including (i) whether the Company is an organization, the type of organization and any organization identification number issued to the Company, and (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral as timber to be cut or as-extracted collateral, a sufficient description of real property to which such Collateral relates. The Company agrees to furnish any such information to the Purchasers and Holders promptly upon request. The Company also ratifies its authorization for the Purchasers to have filed in any UCC jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof.

17.3 Collateral-Related Representations and Warranties

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The Company represents and warrants to each Purchaser that:

(a) The information disclosed on Schedule 17 is, and all information set forth on any supplemental Collateral Information Certificate shall be, accurate and complete.

(b) The Collateral owned by the Company is owned free and clear of any Lien, except for Liens expressly permitted pursuant to this Agreement. It has not filed or consented to the filing of (a) any financing statement or analogous document under the UCC or any other applicable Laws covering any Collateral, or (b) any assignment in which it assigns any Collateral or any security agreement or similar instrument covering any Collateral with the US Patent and Trademark Office or the Copyright Office.

17.4 Perfection; Further Assurances; Security-Related Covenants

The Company shall take all action that may be necessary or desirable, or that any Holder may reasonably request, so as at all times to maintain the validity, perfection, enforceability and priority of the Holders' security interest in and Lien on the Collateral or to enable the Holders to protect, exercise or enforce their rights hereunder and in the Collateral.

The Company covenants that so long as the Notes are outstanding:

(a) To, at least annually or earlier if requested by the Holders or if any material changes have occurred, deliver to the Holders a supplemental Collateral Information Certificate, or, in the alternative, a certification that there have been no changes to the disclosures in Schedule 17 since the Closing Date or the delivery of the last Compliance Certificate.

(b) To provide the Holders with written notice of (and a supplement to the Collateral Information Certificate) all commercial tort claims that constitute Collateral promptly upon the occurrence of any events giving rise to any such claim(s)

(c) To provide the Holders with written notice (and a supplement to the Collateral Information Certificate with respect to) promptly upon becoming the beneficiary under any letter of credit or otherwise obtaining any right, title or interest in any letter of credit rights, and at the Holder's reasonable request shall take such actions as the Holders may reasonably request for the perfection of the security interest therein.

(d) If any securities, whether certificated or uncertificated, or other Investment Property now or hereafter acquired by it are held or acquired by it or its nominee through a securities intermediary or commodities intermediary, it shall promptly notify the Holders and promptly and in any event within five (5) Business Days, either (i) cause such securities intermediary or (as the case may be) commodities intermediary to enter into a written agreement or other authenticated record with the Company and the Holders, in form

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and substance satisfactory to the Holders, pursuant to which such securities intermediary or commodities intermediary, as the case may be, shall, among other things, agree to comply with entitlement orders or other instructions from the Holders to such securities intermediary as to such securities or other investment property, or (as the case may be) to apply any value distributed on account of any commodity contract as directed by the Holders to such commodity intermediary, in each case without further consent of the Company or such nominee, or (ii) in the case of financial assets or other investment property held through a securities intermediary, arrange for the Holders to become the entitlement holder with respect to such investment property, with the Company being permitted, only with the consent of the Holders, to exercise rights to withdraw or otherwise deal with such investment property.

And until payment and performance in full in cash of all of the obligations hereunder and termination of this Agreement, the Holders' interests in the Collateral shall continue in full force and effect. During such period, the Company shall not, without the Holders' prior written consent, (i) change its name, type of organization, jurisdiction of organization or other legal structure, (ii) change its principal residence, its place of business or (if it has more than one place of business) its chief executive office or its mailing address,(iii) except to the extent delivered to the Holders in a supplemental Collateral Information Certificate or otherwise permitted pursuant to the terms hereof, remove the Collateral from the locations listed on Schedule 17 or any Collateral Information Certificate, or (iv) pledge, sell (except for sales or other dispositions otherwise permitted in hereunder), assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Liens, any part of the Collateral. The Company shall defend the Holders ' interests in the Collateral against any and all Persons whatsoever. At any time, following demand by the Holders for payment of all obligations hereunder upon the occurrence of an Event of Default, the Holders shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained. If the Holders exercise this right to take possession of the Collateral upon the occurrence of an Event of Default, the Company shall, upon demand, assemble it in the best manner possible and make it available to the Holders at a place reasonably convenient to the Holders. In addition, with respect to all Collateral, the Holders shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other Applicable Law.

17.5 Voting Rights.

Upon the occurrence and during the continuance of any Event of Default, subject to any applicable law and regulations with respect to regulated insurance companies, all rights of the Company to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise with respect to the Collateral comprised of Investment Property and to receive the payments, proceeds, dividends and distributions shall cease, and thereupon the Holders shall be entitled to exercise all voting power with respect to such Collateral comprised of

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Investment Property and to receive and retain, as additional collateral hereunder, any and all payments, proceeds, dividends and distributions during such an Event of Default.

All such payments, proceeds, dividends and distributions that are received by the Company contrary to the provisions of this Section 17.6 shall be received and held in trust for the benefit of the Holders, shall be segregated by the Company from its other funds and shall be forthwith paid over to the Holders as Collateral in the same form as so received (with any necessary endorsement).

17.6 Purchasers Appointed Attorney-In-Fact; Grant to Use Collateral

To effectuate the terms and provisions hereof, the Company hereby appoints the Holders as its attorney‑in‑fact for the purpose, from and during the continuance of an Event of Default, of carrying out the provisions of this Section 17 and taking any action and executing any instrument that the Holders from time to time in their reasonable discretion may deem necessary or advisable to accomplish the purposes of this Section 17.

For the purpose of enabling the Holders to exercise rights and remedies under this Agreement at such time as they shall be lawfully entitled to exercise such rights and remedies, the Company hereby grants to the Holders an irrevocable, non‑exclusive license (exercisable without payment of royalty or other compensation to the Company) to use, license or sub‑license any of the Collateral consisting of Intellectual Property now owned or hereafter acquired by the Company, and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof.

18. EXPENSES, ETC.

18.1 Transaction Expenses.

Except as otherwise provided herein, each party hereto shall pay its own fees, costs and expenses incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of its financial advisors, accountants and legal counsel.

The Company will pay all reasonable and documented costs and expenses (including reasonable attorneys’ fees of a single counsel) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes, including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with a Regulatory Agency. If required by the NAIC, the Company shall obtain and maintain at its own cost and expense a Legal Entity Identifier (LEI). The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, (i) all claims in respect of any fees, costs or expenses, if any, of

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brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes) and (ii) any judgment, liability, claim, order, decree, fine, penalty, cost, fee, expense (including reasonable attorneys’ fees and expenses) or obligation resulting from the consummation of the transactions contemplated hereby; provided that such indemnity shall not, as to any Purchaser or holder of Note, be available to the extent that such judgments, liabilities, claims, orders, decrees, fines, penalties, costs, fees, expenses or obligations (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (i) the gross negligence or willful misconduct of such Purchaser or holder of a Note or (ii) a material breach by such Purchaser or holder of a Note of its express obligations under this Agreement or (y) result from claims of any Purchaser or holder of a Note solely against one or more other Purchasers or holders of a Note.

18.2 Certain Taxes.

Any and all payments by the Company or on account of the Note shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires (in the good faith determination of the Company) the deduction or withholding of any Taxes from any such payment, then the Company shall (i) make such deduction or withholding, (ii) timely pay the full amount deducted or withheld to the appropriate Governmental Authority, and (iii) if such Taxes are Indemnified Taxes, pay an additional amount so that the total sum each Purchaser receives net of such deduction or withholding (including any deduction or withholding required with respect to additional amounts) equals the sum that Purchaser would have received had no such deduction or withholding been made. Each Purchaser will use commercially reasonable efforts to cooperate with the Company to reduce any Taxes required to be deducted or withheld from payments by the Company or on account of the Note. The Company and the Subsidiaries shall jointly and severally indemnify each Purchaser, within 10 days of written demand therefor, for the full amount of any Indemnified Taxes paid by such Purchaser on account of the Note or payments thereunder, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.

18.3 Other Taxes.

The Company agrees to pay all stamp, documentary or similar Taxes or fees which may be payable in respect of the execution and delivery or the enforcement of this Agreement or the execution and delivery (but not the transfer) or the enforcement of any of the Notes in the United States or any other jurisdiction where the Company has assets or of any amendment of, or waiver or consent under or with respect to, this Agreement or of any of the Notes, and to pay any value added Tax due and payable in respect of reimbursement of costs and expenses by the Company pursuant to this Section 18, and will save each holder of a Note to the extent permitted by applicable law harmless against any loss or liability resulting from nonpayment or delay in payment of any such Tax or fee required to be paid by the Company hereunder.

18.4 Tax Treatment.

The parties agree to treat the Note for all U.S. federal income and Code Chapter 3 and 4 purposes as indebtedness.

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18.5 Survival.

The obligations of the parties under this Section 18 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

19. AMENDMENT AND WAIVER.

19.1 Requirements.

This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders.

19.2 Binding Effect, etc.

Any amendment or waiver consented to as provided in this Section 19 applies the holders of Notes and is binding upon the holders and upon the Company without regard to whether each such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holders of the Notes nor any delay in exercising any rights hereunder or under the Notes shall operate as a waiver of any rights of the holders of such Notes. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

20. NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(i) if to a Purchaser or its nominee, to such Purchaser or it at the address specified for such communications in Schedule 1, or at such other address as such Purchaser or it shall have specified to the Company in writing,

(ii) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Brian Roney, President, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 20 will be deemed given only when actually received.

21. CONFIDENTIAL INFORMATION.

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For the purposes of this Section 21, “Confidential Information” means in- formation delivered to a Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by a Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to a Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by a Purchaser or any person acting on its behalf, (c) otherwise becomes known to a Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to a Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser and each holder will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by a Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that each Purchaser and each holder may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Note), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 21, (iii) any other holder of any Note, (iv) any Institutional Investor to which it may sell or offer to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 21), (v) any Person from which it may offer to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 21), (vi) any federal or state regulatory authority having jurisdiction over it, (vii) the NAIC or any similar organization, or any nationally recognized rating agency that requires access to information about its investment portfolio or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to it, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which it is a party or (z) if an Event of Default has occurred and is continuing, to the extent it may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under its Note and this Agreement.

22. MISCELLANEOUS.

22.1 Successors and Assigns.

All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not, except that (x) subject to Section 10.1, the Company may not assign or otherwise transfer any of its rights or obligations hereunder or under the Notes without the prior written consent of each holder and (y) in the absence of the existence and the continuation of an Event of Default, no Purchaser may assign any of its right, title or interest in and to any Note without the consent of the Company (not to be unreasonably withheld, conditioned or delayed). Any assignee of the Purchaser or any other holder shall execute a joinder to this Agreement.

22.2 Accounting Terms.

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All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP. For purposes of determining compliance with this Agreement (including Section 9, Section 10, Section 11 and the definition of “Indebtedness”), any election by the Company to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 – Fair Value Option, International Accounting Standard 39 – Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

22.3 Payments Due on Non-Business Days.

Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or interest on the Notes that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

22.4 Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

22.5 Construction.

Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Defined terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) subject to Section 22.1, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this

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Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement, and (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

22.6 Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

22.7 Governing Law.

This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit or require the application of the laws of a jurisdiction other than such State.

22.8 Jurisdiction and Process; Waiver of Jury Trial.

(a) The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b) The Company agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 22.8(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.

(c) The Company consents to process being served by or on behalf of any holder of a Note in any suit, action or proceeding of the nature referred to in Section 22.8(a) by mailing a copy thereof by registered, certified, priority or express mail (or any substantially similar form of mail), postage prepaid, return receipt or delivery confirmation requested, to it at its address specified in Section 20 or at such other address of which such holder shall then have been notified pursuant to said Section. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

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(d) Nothing in this Section 22.8 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holder of such Note may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(e) THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

22.9 No Recourse Against Others.

This Agreement, the Notes and the obligations hereunder and thereunder are fully recourse to the Company. No director, officer, employee, incorporator, Affiliate or stockholder of the Company shall have any liability for any obligations of the Company under the Notes or this Agreement or for a claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of a Note, by accepting such Note, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

* * * * *

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If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

Very truly yours,

CONIFER HOLDINGS, INC.

/s/ Brian J. Roney________________

Name: Brian J. Roney

Title: President

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The foregoing is hereby agreed to as of the

date hereof.

ELANUS CAPITAL INVESTMENTS

MASTER SP SERIES 3, a S.P. of

Elanus Capital Investments

Master SPC

By /s/ Mathew Moniot

Matthew Moniot

Its: Sole Director

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SCHEDULE 1

INFORMATION RELATING TO PURCHASERS

Principal Amount of

Name and Address of Purchasers Note to be Purchased

Elanus Capital Investments Master SP Series 3, $10,000,000

a S.P. of Elanus Capital Investments Master SPC

(1) All payments by wire transfer of immediately available funds to:

The Bank of New York Mellon

ABA #: 021000018

Account Number 9932228400

Account Name: ELANUS CAP INVS MSTR SP SER 3

with sufficient information to identify the source and application of such funds.

(2) All notices of payments and written confirmations of such wire transfers:

Address: c/o Elanus Capital Management LLC (the manager)

3 Woodvale Drive

Syosset, NY 11791

Fax: 917-398-5790

Contacts: Matthew Moniot and Jonathan Imundo

Email: mmoniot@elanuscapital.com; jimundo@elanuscapital.com

(3) All other communications:

Address: c/o Elanus Capital Management LLC (the manager)
3 Woodvale Drive

Syosset, NY 11791

Fax: 917-398-5790

Contacts: Matthew Moniot and Jonathan Imundo

Email: mmoniot@elanuscapital.com; jimundo@elanuscapital.com

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SCHEDULE 1

With a copy to:

Andrew J. Young

CLIFFORD CHANCE US LLP

31 West 52nd Street New York, NY 10019

Fax: 212-878-8375

Email: andrew.young@cliffordchance.com

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SCHEDULE 2

DEFINED TERMS

UCC Terms. When used herein (i) the terms Account, Account Debtor, Certificated Security, Chattel Paper, Commercial Tort Claim, Commodity Account, Commodity Contract, Deposit Account, Document, Electronic Chattel Paper, Equipment, Financial Assets, Fixture, Goods, Instrument, Inventory, Investment Property, Letter-of-Credit Rights, Security, Security Entitlement, Securities Account, Supporting Obligations and Uncertificated Security have the respective meanings assigned thereto in the Uniform Commercial Code (“UCC”);

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“2023 Senior Unsecured Notes” means the Company’s 6.75% Senior Unsecured Notes due 2023.

“2028 Senior Unsecured Notes” means the Company's 9.75% Senior Unsecured Notes due 2028.

“Aggregate Net Cash Proceeds” means the cash or cash equivalent proceeds received by the Company or its Subsidiaries in respect of any asset sale or disposition or casualty or condemnation event, net of (i) reasonable and customary direct costs, (ii) subject to the consent of the Required Holders (not to be unreasonably withheld), indebtedness permitted hereunder and secured by a Permitted Lien that is required to be satisfied as a result thereof, and (iii) taxes paid or reasonably estimated to be payable as a result thereof.

“Affiliate” means, at any time, and with respect to any Person, (a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any Person of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Agreement” means this Amended and Restated Note Purchase Agreement, including all Schedules attached to this Agreement.

“Amendment Agreement” is defined in Section 1(c).

“Anti-Corruption Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.

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“Anti-Money Laundering Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist- related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.

"Bankruptcy Code" means Title 11 of the United States Code, 11 U.S.C. 101 et seq., entitled “Bankruptcy”.

“Blocked Person” means (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (b) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (c) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (a) or (b). “Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City or Detroit, Michigan are required or authorized to be closed.

“Capital Lease” means, at any time, a lease with respect to which the lessee is or is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP as in effect on the effective date of this Agreement.

“Closing” is defined in Section 3.

“Closing Date” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Collateral” is defined in Section 17.1.

“Company” means Conifer Holdings, Inc., a Michigan corporation.

“Consolidated Indebtedness” means, as at any date of determination, the aggregate amount of all Indebtedness of the Company and its Subsidiaries.

“Confidential Information” is defined in Section 21.

“Consolidated Net Income” means the net income (or loss) of the Company and its consolidated Subsidiaries for such period, all as determined in accordance with GAAP.

“Controlled Entity” means (a) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (b) if the Company has a parent company, such parent company and its Controlled Affiliates.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

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“Default Rate” means that rate of interest that is 2% per annum above the rate of interest stated in clause (a) of the first paragraph of each Note.

“Disclosure Documents” is defined in Section 5.3.

“Dividend Paying Capacity” means for any Insurance Subsidiary for any fiscal quarter end, the greater of (i) net income of such Insurance Subsidiary for the most recent year end or (ii) 10% of Statutory Surplus for such Insurance Subsidiary as of the last day of the most recent quarter end, all as determined in accordance with GAAP or SAP.

“Elanus” is defined in Section 1(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incor- porated) that is treated as a single employer together with the Company under section 414 of the Code.

“Event of Default” is defined in Section 12.

“Excluded Property” means:

(a) any lease, license, contract, permit, letter of credit, instrument, or agreement, in each case permitted by this Agreement, to which Company is a party or any of its rights or interests thereunder if and to the extent that the grant of such security interest shall constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of Company therein or (ii) result in a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract, permit, or agreement (in each case, other than to the extent (i) that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code of any relevant jurisdiction or any other applicable law, (ii) the Company’s counterparty to such lease, license, contract, permit, letter of credit, instrument, or agreement, is an Affiliate of the Company, or (iii) in respect of any such lease, license, contract, permit, letter of credit, instrument, or agreement, for which the Company received the consent of the counterparty thereto; provided, that, the Company shall undertake commercially reasonable efforts to obtain such consents for any contracts that are material to its businesses); provided, however, that such security interest or lien (x) shall attach immediately at such time as the condition causing such abandonment, invalidation or unenforceability shall be remedied, (y) to the extent severable, shall attach immediately to each term of such lease, license, contract, permit, letter of credit, instrument, or agreement that does not result in any of the consequences specified in (i) or (ii) above and (z) shall attach immediately to each such lease, license, contract, permit, letter of credit, instrument, or agreement to which the account debtor or Company’s counterparty has consented to such attachment; and

(b) the Company owned common shares in any Insurance Subsidiary; and

(c) any intent to use U.S. trademark applications for which a statement of use has not been filed and duly accepted by the United States Patent and Trademark Office (provided, that

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upon such filing and acceptance, such intent-to-use application shall be included in the definition of Collateral);

provided, that Excluded Property shall not include any proceeds, substitutions or replacements of Excluded Property (and the security interest created hereby shall otherwise extend to such proceeds, substitutions or replacements of Excluded Property, unless such proceeds, substitutions or replacements would otherwise constitute Excluded Property).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Purchaser or required to be withheld or deducted from a payment to Purchaser,

(a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Purchaser being organized under the laws of, or having its principal office in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Taxes imposed as a result of a present or former connection between Purchaser and the jurisdiction imposing such Tax (other than connections arising from the Purchaser having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement, or sold or assigned an interest in the Note or this Agreement), (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of Purchaser pursuant to a law in effect on the date on which Purchaser acquires a Note except to the extent that, pursuant to Section 18, amounts with respect to such Taxes were payable to such Purchaser’s assignor immediately before such assignee became a party hereto, (c) Taxes attributable to Purchaser’s failure to provide the Company appropriate Tax forms pursuant to Section 6.2, and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended. “Existing Note Purchase Agreement” is defined in the Preamble. “Existing Notes” is defined in Section 1(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version), current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, other official administrative guidance promulgated thereunder, any intergovernmental agreements entered into by the United States in connection with the implementation thereof, and any fiscal or regulatory legislation, rules or official guidance adopted pursuant to such intergovernmental agreement.

“Fixed Charge Coverage Ratio” means, as of any date of determination, a ratio, the numerator of which is Consolidated Net Income of the Company less net income from Subsidiaries (to the extent included in Consolidated Net Income when applying the equity basis of accounting, in accordance with GAAP) for the four preceding fiscal quarters ending on such date, plus to the extent deducted in determining Consolidated Net Income, interest expense, depreciation and amortization expenses (only to the extent directly recorded by the Company) for such period, plus the Dividend Paying Capacity of all Insurance Subsidiaries plus dividends received in cash by the Company from its Subsidiaries during such period and the denominator of which is the sum of (A) the amount of all dividends paid by the Company to its shareholders during such period, (B) all scheduled principal and interest payments with respect to the Consolidated Indebtedness of the

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Company and its Subsidiaries during such period and (C) all payments by the Company with respect to Capital Leases during such period.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” means

(a) the government of

(i) the United States of America or any State or other political subdivision thereof, or

(ii) any jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government, including any securities exchange and any self-regulatory organization (including the NAIC).

“Governmental Licenses” is defined in Section 5.7

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, in- cluding (without limitation) obligations incurred through an agreement, contingent or other- wise, by such Person.

“Hedging Contract” means any foreign exchange contract, currency swap agreement, futures contract, commodities hedge agreement, interest rate protection agreement, interest rate future agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, option agreement or any other similar hedging agreement or arrangement entered into by a Person in the ordinary course of business.

“Holder” or “holder” means, with respect to each Note, the Person in whose name the Note is registered in the register maintained by the Company pursuant to Section 14.1.

“Indebtedness” means, with respect to any Person, (a) all indebtedness for borrowed money (excluding trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices) which is evidenced by a note, bond, debenture or similar instrument, (b) all obligations under Capital Leases, (c) all obligations in respect of letters of credit, acceptances or similar obligations issued or created for the account of the Company or any of its Subsidiaries as of such date, other than insurance contracts issued by the Company or any of its Subsidiaries in the ordinary course of business, (d) net obligations in respect of interest rate or currency obligation swaps, hedges or similar arrangements (the amount of any such obligation to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time), (e) amounts owed as deferred

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purchase price for the purchase of any property or services (other than trade payables incurred in the ordinary course of business), (f) all indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the indebtedness secured thereby has been assumed, (g) all liabilities of Company or any Subsidiary under any securitization, any so-called “synthetic lease” or “tax ownership operating lease” or any other off balance sheet transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on a balance sheet of such Person, based on the outstanding amount of such liability if it had been structured as a financing on the balance sheet of such Person, (h) all obligations of such Person to purchase, redeem, retire, void or otherwise make any payment in respect of any mandatorily redeemable capital stock, and (i) obligations to guarantee any of the foregoing obligations on behalf of any Person other than the Company and its Subsidiaries; provided that standard trust accounts, deposit requirements or obligations of regulatory agencies and any collateral requirements or obligations of other insurance business partners in the normal course of business and consistent with past practice shall not constitute Indebtedness.

“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company or its Subsidiaries under this Agreement and the Note.

“Insurance Licenses” is defined in Section 5.7.

“Insurance Regulatory Authority” means, with respect to any Insurance Subsidiary, the insurance department or similar governmental authority charged with regulating insurance companies or insurance holding companies, in its state of domicile and, to the extent that it has regulatory authority over such Insurance Subsidiary, in each other jurisdiction in which such Insurance Subsidiary conducts business or is licensed to conduct business.

“Insurance Subsidiary” means any Subsidiary of the Company, the ability of which to pay dividends is regulated by an Insurance Regulatory Authority or that is otherwise required to be regulated thereby in accordance with the applicable insurance rules and regulations of its state of domicile.

“Interest Payment Date” is defined in Section 16.2.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

“Material” means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the busi- ness, condition, or assets of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement and the Notes, or (c) the validity or enforceability of this Agreement or the Notes.

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“Maturity Date” is defined in the first paragraph of each Note.

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

"Net Worth" means as of any date of determination shareholders' equity, including all common stock, Preferred Stock and any minority interests of the Company and its consolidated Subsidiaries, excluding the cumulative impact to Net Worth from changes in net unrealized gains or losses from investments since December 31, 2021, as of such date as determined in accordance with GAAP as in effect on the date of this Agreement.

“Note” is defined in Section 1.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource- center/sanctions/Programs/Pages/Programs.aspx.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Permitted Liens” means, with respect to any Person, (A) to the extent incurred in the normal course of business (i) rights of third parties with respect to standard trust accounts, (ii) deposit requirements or similar obligations of regulatory agencies, and (iii) any collateral requirements or obligations of other insurance business partners including the Federal Home Loan Bank of Indiana relating to loans issued to the Insurance Subsidiaries, (B) Liens securing Indebtedness permitted in Section 10.2(b) or Section 10.2(f), (C) Liens for taxes, fees, assessments or other governmental charges which are not past due or remain payable without penalty or which are disputed in good faith and in appropriate proceedings, and for which the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary, (D) mechanics’, materialmen’s, banker’s, carriers’, warehousemen’s and similar liens and encumbrances arising in the ordinary course of business and securing obligations of such Person that are not overdue for a period of more than thirty (30) days or are disputed in good faith by appropriate proceedings, provided that in the case of any such dispute (i) any proceedings commenced for the enforcement of such liens and encumbrances shall have been duly suspended and (ii) such provision for the payment of such liens and encumbrances has been made in accordance with GAAP on the books of such Person, (E) liens arising in connection with worker’s compensation, unemployment insurance, old age pensions and social security benefits and similar statutory obligations which are not overdue or are disputed in good faith by appropriate proceedings, provided that in the case of any such dispute (i) any proceedings commenced for the enforcement of such liens shall have been duly suspended and (ii) such provision for the payment of such liens has been made in accordance with GAAP on the books of such Person, (F)(i) liens incurred in the ordinary course of business to secure the performance of

Schedule 2

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statutory obligations arising in connection with progress payments or advance payments due under contracts with the United States government or any agency thereof entered into in the ordinary course of business and (ii) liens incurred or deposits made in the ordinary course of business to secure the performance of statutory obligations, bids, leases, fee and expense arrangements with trustees and fiscal agents and other similar obligations (exclusive of obligations incurred in connection with the borrowing of money, any lease-purchase arrangements or the payment of the deferred purchase price of property), provided that full provision for the payment of all such obligations set forth in clauses (i) and (ii) has been made in accordance with GAAP on the books of such Person, (G) minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which to not materially interfere with the business of such Person, (H) liens in respect of judgments that do not constitute an Event of Default under clause (i) of Section 12, (I) Liens created and permitted hereunder, and (J) other Liens incurred in the ordinary course or which are not material in amount or nature and which do not secure Indebtedness.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Preferred Stock” means any class of capital stock of a corporation that is preferred over any other class of capital stock of such corporation as to the payment of divi- dends or the payment of any amount upon liquidation or dissolution of such corporation.

“Property” or “Properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Purchaser” or “Purchasers” means each of the purchasers that has executed and delivered this Agreement to the Company and such Purchaser’s successors and assigns (so long as any such assignment complies with Section 22.1), provided, however, that any Purchaser of a Note that ceases to be the registered holder or a beneficial owner (through a nominee) of such Note as the result of a transfer thereof pursuant to Section 14.2 shall cease to be included within the meaning of “Purchaser” of such Note for the purposes of this Agreement upon such transfer.

“Premium Amount” shall mean, as of any date of determination, $1,750,000 less, so long as no Default or Event of Default exists, (i) 22% of the amount of interest payments on the Notes actually received by the Holders prior to such date, (ii) any portion of the Premium Amount (other than in respect of the foregoing clause (i) actually received by the Holders prior to such date, and (iii) solely to the extent the Notes and all other obligations related thereto are paid in full in cash, $750,000 (provided, that, for the avoidance of doubt, the Premium Amount shall not be less than

Schedule 2

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zero). For the avoidance of doubt, calculations of the Premium Amount are illustrated on Exhibit C hereto.

“Regulatory Agency” means any state board, commission, department or other regulatory body which regulates insurance companies or insurance holding companies.

“Required Holders” means, at any time, the holders of at least 50% of the principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“SAP” means, with respect to any Insurance Subsidiary, the statutory accounting practices and procedures, prescribed or permitted, by the relevant Insurance Regulatory Authority of its state of domicile.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent, unliquidated and probable liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital with which to conduct its business. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“State Sanctions List” means a list that is adopted by any state Governmental Authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.

“Statutory Surplus” of any Person means the statutory surplus of such Person computed in the manner required for its annual statement of condition and affairs prepared in accordance with SAP.

“Subsidiary” means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major

Schedule 2

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business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

"Tangible Net Worth " means as of any date Net Worth less the Intangible Assets of the Company and its consolidated Subsidiaries, all determined as of such date. For purposes of this Agreement, "Intangible Assets" means the amount (to the extent reflected in determining such Net Worth) of goodwill, patents, trademarks, service marks, trade names, customer lists, renewal rights, copyrights, organization, and research and/or developmental expenses.

“Taxes” means all means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Capital” means (i) the Consolidated Indebtedness plus (ii) Net Worth.

“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 and the rules and regulations promulgated thereunder from time to time in effect.

“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.

Schedule 2

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SCHEDULE 5.3

DISCLOSURE DOCUMENTS

None.

Schedule 5.3

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SCHEDULE 5.5

LIST OF SUBSIDIARIES

Name	Jurisdiction of Organization	Percentage of Shares owned by Conifer Holdings, Inc.	Percentage of Shares owned by Subsidiary
Conifer Insurance Company	Michigan	100%	N/A
Conifer Insurance Services, Inc.	Michigan	100%	100% ownership of VSRM, Inc.
Red Cedar Insurance Company	D.C.	100%	N/A
VSRM, Inc.	Michigan	100%
White Pine Insurance Company	Michigan	100%	N/A
Sycamore Specialty Underwriters, LLC	Michigan	50%	50% owned by VSRM, Inc. 50% owned by Sycamore Financial Group, LLC

LIST OF AFFILIATES

Name	Jurisdiction of Organization	Percentage of Shares owned by VSRM Insurance Agency, Inc.	Third Party Owner	Percentage of Shares owned by Third Party
Sycamore Specialty Underwriters, LLC		50%	Sycamore Financial Group, LLC	50%
The Roots Insurance Agency, LLC	Michigan	0%	Sycamore Specialty Underwriters, LLC	100%
Mitzel Insurance Agency, Inc.	Michigan	0%	Sycamore Specialty Underwriters, LLC	100%

Schedule 5.5

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LIST OF COMPANY’S DIRECTORS AND SENIOR OFFICERS

Name	Title
James G. Petcoff	Director / Executive Chairman / Co-Chief Executive Officer
Nicholas J. Petcoff	Director / Co-Chief Executive Officer / Chief Underwriting Officer
Brian J. Roney	President
Harold J. Meloche	Chief Financial Officer / Treasurer
Seth Strasberger	Controller
Bradford T. Lyons	Senior Vice President
Brian J. Rennell	Chief Claims Officer
Jason E. Brawner	Chief Information Officer / CISO
Richard J. Fiato	Senior Vice President Corporate Legal
Rochelle Kaplan-Rudolph	Secretary
Gerald W. Hakala	Director
Jeffrey A. Hakala	Director
Timothy M. Lamothe	Director
John W. Melstrom	Director
Isolde G. O'Hanlon	Director
Joseph D. Sarafa	Director
Richard J. Williams, Jr.	Director

Schedule 5.5

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SCHEDULE 5.6

LIST OF FINANCIAL STATEMENTS

1. The Company’s FS 2022 10-K

2. The Company’s FS 2023 Q1 10-Q

3. The Company’s FS 2023 Q2 10-Q

4. Conifer Insurance Company Annual Statutory Statement 2022

5. Conifer Insurance Company Q1 2023 Statutory Statement

6. Conifer Insurance Company Q2 2023 Statutory Statement

7. White Pine Insurance Company Annual Statutory Statement 2022

8. White Pine Insurance Company Q1 2023 Statutory Statement

9. White Pine Insurance Company Q2 2023 Statutory Statement

Schedule 5.6

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SCHEDULE 5.15

PERMITTED LIENS

Other than referenced in Section 5.15, except, subject to Section 9.7, continuation statement filed by Comerica Bank with respect to the UCC-1 financing statement with original filing number 2010068106-7 filed with the Michigan Department of State, none.

Schedule 5.15

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SCHEDULE 10.2

LIST OF EXISTING INDEBTEDNESS

Other than referenced in Section 10.2, none.

Schedule 10.2

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SCHEDULE 17

COLLATERAL

I. Exact Legal Name, Type of Organization;

Conifer Holdings, Inc.

Corporation

Other/Prior Names, Prior and Addresses

Incorporated as Conifer Holdings, Inc. October 27, 2009

Prior address:

550 W. Merrill Street

Suite 200

Birmingham, MI 48009

II. Place of Business, Chief Executive Office

3001 W. Big Beaver Road

Suite 200

Troy, MI 48084

III. Real Property; Fixtures

Real Property

Address	Owned or leased	Estimated Value
3001 W. Big Beaver Road Suite 200 Troy, MI 48084	Leased	$0
30555 Southfield Road Suite 305 Southfield, MI 48076	Leased	$0
30555 Southfield Road Suite 345 Southfield, MI 48076	Leased	$0
7990 SW 117th Avenue Suite 203 Miami, FL 33183	Leased	$0

Schedule 17

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IV. Equipment and Inventory Locations

Address	County	State
3001 W. Big Beaver Road Suite 200 Troy, MI 48084	Oakland	MI
30555 Southfield Road Suite 305 Southfield, MI 48076	Oakland	MI
30555 Southfield Road Suite 345 Southfield, MI 48076	Oakland	MI
7990 SW 117th Avenue Suite 203 Miami, FL 33183	Miami-Dade	FL

VI. Intellectual Property

Patents and Trademarks

Patents

None.

Trademarks and Trademark Licenses

Title	Registration Number	Expiration Date
Conifer Holdings, Inc.	5087389	November 22, 2026
Conifer Insurance Company	5034177	September 6, 2026
White Pine Insurance Company	4835117	October 20, 2025
Conifer Insurance Group	5087390	November 22, 2026
Conifer Logo	4830330	October 13, 2025
Sycamore Logo	4864662	December 1, 2025
White Pine Logo	4825585	October 20, 2025

Copyrights

Copyrights

None.

Schedule 17

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VII. Stock Ownership and Other Equity Interests

Owner	Name of Issuer	Jurisdiction of Organization	Percentage Ownership	Certificate No.
Conifer Holdings, Inc.	Conifer Insurance Company*	Michigan	100%
Conifer Holdings, Inc.	Conifer Insurance Services, Inc.	Michigan	100%	1
Conifer Holdings, Inc.	Red Cedar Insurance Company*	D.C.	100%	1
Conifer Insurance Services, Inc.	VSRM, Inc.	Michigan	100%	001 & 002
Conifer Holdings, Inc.	White Pine Insurance Company*	Michigan	100%

*The Company owned shares in these Insurance Subsidiaries are Excluded Property.

VIII. Debt Instruments

None.

IX. Commercial Tort Claims

None.

Schedule 17

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EXHIBIT A

[FORM OF NOTE]

CONIFER HOLDINGS, INC.

12.5% SENIOR SECURED NOTE DUE SEPTEMBER 30, 2028

No. [_______] As of September [•], 2023

$10,000,000

FOR VALUE RECEIVED, the undersigned, CONIFER HOLDINGS, INC. (herein called the “Company”), a corporation organized and existing under the laws of the State of Michigan, hereby promises to pay to Elanus Capital Investments Master SP Series 3, a S.P. of Elanus Capital Investments Master SPC, or registered assigns, the principal sum of TEN MILLION DOLLARS on September 30, 2028 (the “Maturity Date”) with interest (computed on the basis of a 360-day year of twelve 30-day months). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such term in the Note Purchase Agreement.

From and including the date of issuance of this Note interest shall accrue and be payable at a rate of 12.5% per annum until the Maturity Date.

Interest shall be payable quarterly, on the last Business Day of December, March, June and September in each year, commencing with the last Business Day of December 2023, until the principal hereof shall have become due and payable; provided that, with respect to any such unpaid amounts during the continuance of Event of Default, interest shall be payable at a rate per annum from time to time equal to 2% per annum greater than the rate otherwise payable hereunder.

Payments of principal of and premium and interest on with respect to this Note are to be made in lawful money of the United States of America at [ ] or at such other place as the holder of this Note shall have designated by written notice to the Company as provided in the Note Purchase Agreement referred to below.

This Note is issued pursuant to the Second Amended and Restated Note Purchase Agreement, dated as of September 29, 2023 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the Purchasers named therein and is entitled to the benefits thereof.

This Note is subject to optional prepayment at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default, as defined in the Note Purchase Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price and with the effect provided in the Note Purchase Agreement.

This Note amends and restates in full that certain 7.5%/12.5% Subordinated Note due September 30, 2038, dated as of September 25, 2018, in the original principal amount of

Exhibit A

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$10,500,000, made by the Company in favor of Elanus Capital Investments Master SP Series 3, a S.P. of Elanus Capital Investments Master SPC (the “Prior Note”), and evidences all amounts outstanding thereunder as of the date hereof as well as amounts hereafter incurred as described above, which Prior Note shall, from and after the date hereof, be of no further force and effect. This Note is given in substitution for, and not in payment or satisfaction of, such Prior Note, and is not intended to constitute a novation of the Prior Note.

This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit or require the application of the laws of a jurisdiction other than such State.

CONIFER HOLDINGS, INC.

By

Name : Brian J. Roney

Title: President

Exhibit A

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EXHIBIT B

[FORM OF COLLATERAL INFORMATION CERTIFICATE]

The undersigned, the [title] of Conifer Holdings, Inc., a Michigan corporation (the "Company"), hereby certifies, with reference to a certain Second Amended and Restated Note Purchase Agreement dated as of [•], 2023 (terms defined in such Second Amended and Restated Note Purchase Agreement having the same meanings herein as specified therein), between the Company and Elanus Capital Investments Master SP Series 3, a S.P. of Elanus Capital Investments Master SPC (the "Purchaser"), to the Purchaser as follows:

1. Name. The exact legal name of the Company as that name appears on its [Certificate/Articles of Incorporation or other formation document] is as follows:

Section 1. [•]

2. Other Identifying Factors.

(a) The following is the mailing address of the Company:

Section 2. [•]

(b) If different from its mailing address, the Company's place of business or, if more than one, its chief executive office is located at the following address:

Address	County	State
[•]	[•]	[•]

(c) The following is the type of organization of the Company:

Section 3. [•]

(d) The following is the jurisdiction of the Company's organization:

Section 4. [•]

(e) The following is the Company's state issued organizational identification number [state "None" if the state does not issue such a number]:

Section 5. [•]

3. Other Names, Etc.

(a) The following is a list of all other names (including trade names or similar appellations) used by the Company, or any other business or organization to which the Company

Exhibit B

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became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, now or at any time during the past five years:

Section 6. [•]

(b) Attached hereto as Schedule 3 is the information required in Section 2 for any other business or organization to which the Company became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, now or at any time during the past five years.

4. Other Current Locations.

(a) The following are all other locations in the United States of America in which the Company maintains any books or records relating to any of the Collateral consisting of accounts, instruments, chattel paper, general intangibles or mobile goods:

Address	County	State
[•]	[•]	[•]

(b) The following are all other places of business of the Company in the United States of America:

Address	County	State
[•]	[•]	[•]

(c) The following are all other locations in the United States of America where any of the Collateral consisting of inventory or equipment is located:

Address	County	State
[•]	[•]	[•]

(d) The following are the names and addresses of all persons or entities other than the Company, such as lessees, consignees, processors, warehousemen or purchasers of chattel paper,

Exhibit B

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which have possession or are intended to have possession of any of the Collateral consisting of instruments, chattel paper, inventory or equipment and the nature of such possession:

Name	Mailing Address	County	State	Nature
[•]	[•]	[•]	[•]	[•]

5. Prior Locations.

(a) Set forth below is the information required by Sections 2(b), 4(a) and 4(b) with respect to each location or place of business previously maintained by the Company at any time during the past four months:

Address	County	State
[•]	[•]	[•]

(b) Set forth below is the information required by Section 4(c) or (d) with respect to each other location at which, or other person or entity with which, any of the Collateral consisting of inventory or equipment has been previously held at any time during the past twelve months:

Name	Address	County	State
[•]	[•]	[•]	[•]

6. Real Property. Attached hereto as Schedule 6 is a true and correct list of all real property owned or leased by the Company including (a) the exact address (including the county), (b) an indication of whether such property is owned or leased and (c) if such property is owned, the estimated value thereof, or, if such property is leased, a schedule of lease payments.

7. Fixtures. Attached hereto as Schedule 7 is the information required by UCC Section 9‑502(b) of each state in which any of the Collateral consisting of fixtures are or are to be located and the name and address of each real estate recording office where a mortgage on the real estate on which such fixtures are or are to be located would be recorded.

Exhibit B

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8. Intellectual Property. Attached hereto as Schedule 8A is a schedule setting forth all of the Company's Patents, Patent Licenses, Trademarks and Trademark Licenses including the registration number and the expiration date of each Patent, Patent License, Trademark and Trademark License owned by the Company. Attached hereto as Schedule 8B is a schedule setting forth all of the Company's Copyrights and Copyright Licenses, including the registration number and the expiration date of each Copyright or Copyright License owned by the Company.

9. File Search Reports. Attached hereto as Schedule 9(A) is a true copy of a file search report from the UCC filing officer (or, if such officer does not issue such reports, from an experienced UCC search organization acceptable to the Security Agent) (i) in each jurisdiction identified in Section 2(d) or in Section 5(a) with respect to each name set forth in Section 1 or 3 and (ii) from each filing officer in each real estate recording office identified on Schedule 7 with respect to real estate on which Collateral consisting of fixtures are or are to be located. Attached hereto as Schedule 9(B) is a true copy of each financing statement or other filing identified in such file search reports.

10. UCC Filings. Attached hereto as Schedule 10 is a copy of each financing statement filed or to be filed in the central UCC filing office in the jurisdiction identified in Section 2(d) and in each real estate recording office referred to on Schedule 7.

11. Termination Statements. In respect of any pre-existing UCC financing statements that are not authorized herein or by the Senior Facilities Agreement, a duly signed or otherwise authorized termination statement in form acceptable to the Security Agent has been duly filed in each applicable jurisdiction identified in Sections 2(d) and 5(a), has been delivered to the Security Agent. Attached hereto as Schedule 11 is a true copy of each such filing duly acknowledged or otherwise identified by the filing office.

12. Schedule of Filing. Attached hereto as Schedule 12 is a schedule setting forth filing information with respect to the filings described in Sections 10 and 11.

13. Filing Fees. All filing fees and taxes payable in connection with the filings described in Sections 10 and 11 have been paid.

14. Stock Ownership and other Equity Interests. Attached hereto as Schedule 14 is each equity investment of the Company. [Investments in Subsidiaries will be set forth in the Pledge Agreement.]

15. Debt Instruments. Attached hereto as Schedule 15 is a true and correct list of all promissory notes and other evidence of indebtedness held by the Company including all intercompany notes.

16. Deposit Accounts and Securities Accounts. Attached hereto as Schedule 16 is a true and correct list of all deposit and securities accounts currently maintained by the Company including (a) an indication of whether such account is a deposit account or a securities account, (b) the name of the applicable depositary bank or securities intermediary, (c) the account number, (d) the purpose of such account (e.g., checking, payroll, etc.) and (e) the approximate average balance and highest daily balance regularly maintained in such account.

Exhibit B

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17. Commercial Tort Claims. Attached hereto as Schedule 17 is a true and correct list of all Commercial Tort Claims (as defined in the Security Agreement) that constitute Collateral held by the Company, including a brief description thereof sufficient for purposes of Section 9-108 of the UCC.

[Remainder of page left blank intentionally; signatures follow.]

Exhibit B

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IN WITNESS WHEREOF, we have hereunto signed this Certificate on [•], 20[•].

By:
Name:
Title:

Exhibit B

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EXHIBIT C

PREMIUM AMOUNT CALCULATIONS

Exhibit C

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